EXHIBIT 99.1

                                                          INVESTOR CONTACT:
                                                                   Tim Iris
                                                      Phone: (631) 847-3169
                                                          tiris@gensemi.com

                                                            MEDIA CONTACTS:
                                    George Sard/David Reno/Jonas Leddington
                                                    Citigate Sard Verbinnen
                                                      Phone: (212) 687-8080



FOR IMMEDIATE RELEASE


         GENERAL SEMICONDUCTOR REITERATES ITS REJECTION OF VISHAY
                        INTERTECHNOLOGY'S PROPOSAL

MELVILLE, NY, APRIL 25, 2001 - General Semiconductor, Inc. (NYSE: SEM), a leading manufacturer of power management devices, today reiterated its rejection of Vishay Intertechnology Inc.'s (NYSE: VSH) April 2, 2001 acquisition proposal and reaffirmed its commitment to maximizing long-term stockholder value.

Ronald Ostertag, Chairman, President and Chief Executive Officer of General Semiconductor, today sent the following letter to Vishay in response to Vishay's April 24 letter:


April 25, 2001

Dr. Felix Zandman
Chairman and Chief Executive Officer
Vishay Intertechnology
Corporate Headquarters
63 Lincoln Hwy
Malvern, PA 19355

Dear Dr. Zandman:

We have received your letter of April 24, 2001 which restates the conditional proposal you made in your April 2, 2001 letter. Our Board of Directors recognizes its fiduciary duties to its stockholders and, in conjunction with advice from its outside financial and legal advisors, carefully considered and, ultimately, rejected that proposal and sees no reason to reconsider their determination. Furthermore, we have spoken to most of our major stockholders, and they do support the Board's approach and its rejection of your proposal. Simply stated, your proposal was considered and rejected.

In addition, your patent infringement allegation is disruptive and appears self-serving. We find the timing of this non-specific, unsubstantiated allegation and its inclusion in your letter regarding our rejection of your proposal an attempt to be coercive. We are not aware of any patent infringement issue.

Our Board continues to be committed to maximizing value for its stockholders and acting in the best interests of General Semiconductor, its stockholders, employees and other constituencies.

Sincerely yours,

Ronald A. Ostertag
Chairman of the Board, President and
Chief Executive Officer

ABOUT GENERAL SEMICONDUCTOR
General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of power semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

         VISIT GENERAL SEMICONDUCTOR ON THE WEB AT www.gensemi.com
                                                  ----------------

The information set forth above includes "forward-looking" information, and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K filing with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.